                                                                     EXHIBIT 5.1

         Statement of Pen-Tab Industries, Inc., dated January 28, 2000

          On January 19, 2000 and January 25, 2000, we received notices of default from Bank of America, N.A. in reference to the Secured Credit Agreement dated as of August 20, 1998, as amended (the "Credit Agreement"), among Pen-Tab Industries, Inc. (the "Company"), Pen-Tab Holdings, Inc., the lenders party thereto and Bank of America, N.A., as agent for the said lenders. As a consequence of these defaults, on January 27, 2000, we received a payment blockage notice from Bank of America N.A.

          The Company will not be able to make the February 1 interest payment. We are negotiating with the Company's senior lenders as to the possible courses of action to be taken in regard to the default, including the extension of the current credit facility.

          This filing contains forward-looking statements which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, each of which involves risks and uncertainties that may affect our business and prospects. Such forward-looking statements include, without limitation, our estimation of our ability to make the interest payment on the Notes. Investors should consult the Company's ongoing interim and quarterly filings and annual reports for additional information on risks and uncertainties relating to forward-looking statements. Investors are cautioned not to rely on these forward-looking statements. We do not undertake to update these forward-looking statements.